Exhibit 10.2

CONFIDENTIALITY AND INVENTOR’S ASSIGNMENT AGREEMENT

In consideration of the commencement of my employment and the compensation paid to me, I hereby acknowledge and agree with TechnoConcepts Inc. (“TechnoConcepts” or “the company”) as follows.

I acknowledge that my present employment by TechnoConcepts, and the compensation I receive, is primarily for the purpose of carrying out business using processes, methods, techniques, equipment, tools and information owned and used by TechnoConcepts in its operations.

1. Confidential Information of TechnoConcepts. I understand that my employment makes available to me confidential and propriety information concerning the technology, methods, techniques, operating procedures, plans, finances, and customers on which TechnoConcepts’ business depends. Such confidential information includes, but is not limited to, (i) development techniques, processes, computer programs (both entire programs and portions thereof), algorithms, object, models, data, electronic codes, inventions, improvements, and research; (ii) inventions, discoveries, improvements, specifications, and know-how; (iii) information about costs, labor and overhead rates, profits, markets, budgets, projections, forecasts, sales, strategic plans, opportunities, customers, suppliers, and business partners; (iv) employee personnel files and compensation information; (v) all information that has or could have commercial value or other utility in TechnoConcepts’ business; and (vi) all information of which the unauthorized disclosure could be detrimental to the interests of TechnoConcepts. Such confidential information includes not only information disclosed to me by TechnoConcepts, but also information developed or learned by me during the course of my employment. I agree that all such confidential information comprises the trade secrets of TechnoConcepts. As used in this agreement, the term “confidential information” includes all such information of TechnoConcepts.

2. Confidential Information of Other Parties. I also understand that TechnoConcepts has, and I will also have, access to certain confidential information of TechnoConcepts’ customers, clients, vendors, suppliers, business partners, or other persons or entities for whom TechnoConcepts performs services or from whom TechnoConcepts obtains information. I agree that all such confidential information comprises the trade secrets of the person or entity that originated the information. As used in this Agreement, the term “confidential information” also includes all such information of such other parties.

3. Prior Knowledge and Inventions. . I acknowledge and agree that I do not know anything about TechnoConcepts’ confidential information other than the information I have learned from TechnoConcepts. I further acknowledge and agree that I do not own, or claim to own, any patent, patent rights, or discoveries, improvements, or inventions, other than those identified on Attachment A of this agreement, which are expressly excluded from the provisions of this agreement. TechnoConcepts shall keep all information on Attachment A strictly confidential, using the same procedures it uses to protect its own confidential information.

4. Restricted Use of Confidential Information. I agree that I will not directly or indirectly use for the benefit of myself or any other person or entity any confidential information, and I will not communicate or disclose to any other person or entity any confidential information, except as appropriate in the course of my employment and for the benefit of TechnoConcepts. I will not transmit, transport, or remove any confidential information from TechnoConcepts’ place of business without prior written approval of my supervisor. I further agree that I will not take advantage of any business opportunity available to TechnoConcepts, of which I may become aware through my employment by TechnoConcepts, without the written consent of TechnoConcepts.

5. Publication. If I wish to publish the results of my work for TechnoConcepts, through literature or speeches, I will submit such literature or speeches to the President of TechnoConcepts at least ten days prior to submission for dissemination. The management team of TechnoConcepts will determine, in its sole discretion, whether such dissemination may destroy the information’s trade secret status, may be highly prejudicial to the interests of TechnoConcepts or the originator of the information, or whether such dissemination may constitute an invasion of their privacy. I acknowledge that I am aware that unauthorized disclosure of confidential information may be highly prejudicial to the interests of the information’s owner, may constitute an invasion of privacy, and may be an improper disclosure of trade secrets (which may be considered a violation of California Penal Code §499c).

6. Competing during Employment. I further agree that, during the period of my employment, without the express written consent of TechnoConcepts, I will not: (i) engage in any employment or activity other than for TechnoConcepts in any business in which TechnoConcepts is engaged or contemplates engaging in; (ii) induce any other employee of or consultant to TechnoConcepts to engage in any such employment or activity; or (iii) solicit any customer or potential customer of TechnoConcepts for services similar to those performed by TechnoConcepts even if those services are not directly competitive with services performed by TechnoConcepts.

7. Activities after Employment. I acknowledge that the pursuit of certain activities (listed in this paragraph) would necessarily involve the use or disclosure of confidential and proprietary information in breach of Paragraph 3, but that proof of such a breach would be extremely difficult. To forestall improper disclosure and use of confidential information, I agree that for a period of three (3) years after termination of my employment with TechnoConcepts, I will not directly or indirectly: (i) divert or attempt to divert from TechnoConcepts any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its customers; (ii) employ, solicit for employment, or recommend for employment any employee or consultant employed by TechnoConcepts; or (iii) engage in any business activity that is or may be competitive with TechnoConcepts in any state or country where TechnoConcepts conducts business, unless I can conclusively prove that any action taken in contravention of this paragraph was done without the use in any way of any confidential information of TechnoConcepts.

8. Disclosure. I acknowledge and agree to promptly disclose in writing to TechnoConcepts all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how and data (whether or not patentable or registerable under copyright or similar statutes) made, conceived, reduced to practice, or learned by me (either alone or jointly with others) during the period of my employment, that are related to or useful in TechnoConcepts’ business, or which result from work assigned to me by TechnoConcepts, or from the use of the premises, equipment, or software owned, leased, or otherwise acquired by TechnoConcepts. All of the foregoing are referred to in this agreement as “inventions.”

9. Assignment. I acknowledge and agree that all inventions belong to and shall be the sole property of TechnoConcepts. I assign all right, title, and interest I may have or may acquire in and to all inventions. I agree to sign and deliver to TechnoConcepts (either during or subsequent to my employment) such other documents as TechnoConcepts considers desirable to evidence the assignment of all my rights, if any, in any inventions to TechnoConcepts and TechnoConcepts’ ownership of such inventions. This assignment does not apply to any invention that qualifies under California Labor Code §2870, which is reproduced in Attachment B to this Agreement (Notification to Employee).

10. Power of Attorney. In the event that TechnoConcepts is unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any invention, whether due to mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint TechnoConcepts, and each of its duly authorized officers, as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if I executed and delivered it.

11. Delivery of Documents and Data. In the event of my separation from the company for any reason, I agree to promptly and without request deliver to TechnoConcepts all documents and data pertaining to my employment and the confidential information and inventions of TechnoConcepts. I will do so regardless whether such material or information was prepared by me or otherwise came into my possession or control. I further agree that I will execute a certification, in the form required by TechnoConcepts, that I have returned all TechnoConcepts confidential information and all other TechnoConcepts property. I will not retain any written or other tangible material containing any information concerning or disclosing any of the confidential information or inventions of TechnoConcepts or any customer, client, vendor, supplier, business partner, or other person or entity for whom TechnoConcepts performs services or from whom TechnoConcepts obtains information. I recognize that taking any trade secret from TechnoConcepts without prior authorization is a crime under California Penal Code section 499(c) and is punishable by imprisonment and/or a fine. I further recognize that doing so could also result in civil liability under California’s Uniform Trade Secrets Act, and that willful misappropriation may result in an award against me for triple the amount of TechnoConcepts’ damages, in addition to attorneys’ fees incurred in collecting such damages.

13. Injunctive Relief. If I breach or threaten to breach any provision of this agreement, I understand and acknowledge that the damage or imminent damage to TechnoConcepts’ business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, I agree that TechnoConcepts shall be entitled to injunctive relief against me in the event of any breach or threatened breach of this agreement by me, in addition to damages and any other available remedies.

14. Prior Commitments. I warrant and affirm that I have no other agreements, relationships or commitments to any other person or entity that conflict with my obligations to TechnoConcepts under this agreement. I further warrant and affirm that I will not disclose to the company, or use, or induce the company to use, any confidential information or trade secrets of others. I have returned all property and confidential information belonging to all my prior employers.

15. Material Condition of Employment. I acknowledge and agree that the protections set forth in this agreement are a material condition to my employment with and compensation by the company. Any breach by me of any provision of this agreement shall be grounds for the termination of my employment by TechnoConcepts. I understand that notwithstanding the foregoing, nothing in this agreement is intended to alter my at-will employment status.

16. Amendment and Binding Effect. This agreement may not be amended except by a written instrument signed by both parties. This agreement shall be binding on my heirs, executors, administrators, and other legal representatives and assigns, and is for the benefit of TechnoConcepts and its successors and assigns.

17. Interpretation and Disputes. The laws of the State of California shall govern this agreement. This agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation of the foregoing, this agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are for reference only and shall not be used to interpret this agreement. Any dispute that may arise between the company and me shall be subject to the personal and exclusive jurisdiction and venue of the courts of the State of California, County of Los Angeles. I hereby consent to such jurisdiction and waive any objections thereto. I further agree that process may be served in any manner allowed by California law.

18. Cumulative Remedies. Each and all of the several rights and remedies provided for in this agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by the company of any failure by me to keep or perform any promise or condition of this agreement shall be a waiver of any preceding or succeeding breach of the same or of any other promise or condition. No waiver by the company of any right shall be construed as a waiver of any other right. TechnoConcepts shall not be required to give notice to enforce strict adherence to all terms of this agreement.

19. Severability. If a court finds any provision of this agreement to be invalid or unenforceable as applied to any circumstance, the remainder of this agreement and the application of such provision to other persons or circumstances shall be interpreted so as to best carry out the intent of the parties. The parties further agree to replace any such void or unenforceable provisions of this agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of the void or unenforceable provision.

20. Attorneys’ Fees. If any legal action is necessary to enforce this agreement, the prevailing party shall be entitled to recover its costs and attorneys’ fees.

21. Entire Understanding. This agreement expresses the entire understanding of the parties with respect to the issues and subject matter addressed in it.

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INVENTIONS YOU MAKE DURING YOUR EMPLOYMENT AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION AND INVENTIONS DURING AND SUBSEQUENT TO YOUR EMPLOYMENT.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY. I AFFIRM THAT I UNDERSTAND ITS TERMS AND ITS LEGAL EFFECT. I HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY, BASED ON MY OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT I HAVE COMPLETELY FILLED OUT SCHEDULE A TO THIS AGREMENT, AND THAT I HAVE RECEIVED A COPY OF THE WRITTEN NOTIFICATION TO EMPLOYEE CONTAINING CALIFORNIA LABOR CODE SECTION 2870.

/s/ ___________________________________	Date: January 24, 2007
Employee

Attachment A
Employee Statement

1. Confidential Information. Except as listed below, I acknowledge at this time that I know nothing about the business or confidential information or inventions of the company or its clients, except information that has been disclosed to me by the company or its clients (if none, so state):

2. Prior Inventions. Except as set forth below, I acknowledge at this time that I have not made or reduced to practice (alone or jointly with others) any inventions (if none, so state):

3. Conflicting Relationships. Except as set forth below, I acknowledge that I have no other current or prior agreements, relationships, or commitments that conflict with my relationship with TechnoConcepts under my Confidentiality Agreement (if none, so state):

_________________________________     Date: ___________________
Employee

ATTACHMENT B

NOTIFICATION TO EMPLOYEE

This is to notify you that the attached agreement does not apply to any invention that qualifies fully under the following provisions Section 2870 of the California Labor Code. In any suit or action arising under this law, the burden of proof is on the employee claiming the benefits of its provisions.

California Labor Code §2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

I acknowledge that I have received, read, and understand the foregoing notification.

_________________________________    Date: ___________________
Employee